EXHIBIT 99.1
Innuity, Inc. Reports First Quarter 2007 Financial Results

Positive Revenue Increase and Significantly Reduced Losses Generate Strong Momentum
REDMOND, Wash. (May 10, 2007) — Innuity, Inc. (INNU.OB), a Software as a Service (SaaS) company that designs, acquires and integrates applications to deliver affordable solutions to small business, reported its financial results for the first quarter of 2007.
Consolidated revenues for the first quarter of 2007 increased 6% to $5.3 million from $5.0 million reported during the same quarter of 2006. The Company’s net loss for the first quarter of 2007 was $1.6 million, or $0.07 per share, compared with a net loss of $2.5 million, or $0.13 per share, for the first quarter of 2006. The significant improvement to net loss is based on the elimination of royalty payments, tightening of operating costs, and a decline in interest expense.
“Innuity has already made substantial business and financial progress in 2007. In the second quarter, we closed $2 million in funding with Imperium Master Fund, Ltd., which allowed us to settle a $1.2 million liability to Citysearch for $600,000,” said John Wall, Innuity chairman and CEO. “As we move towards achieving cash flow positive operations over the next several quarters we now have additional resources and an improved balance sheet to effectively drive our progress.”
Wall continued, “We also have successfully introduced a new product line and created customer growth momentum with our launch of LeadConnect, which provides cost-effective local search results for small businesses. Our new agreement with Amerivon should accelerate the penetration of our products into the mass retail market, and our agreement extension with International Merchant Services (IMS) designates that our Creditdiscovery product will serve as their primary customer acquisition tool.”
About Innuity
Headquartered in Redmond, WA, Innuity is a Software as a Service (SaaS) company that designs, acquires and integrates applications to deliver solutions for small business. Innuity’s Internet technology is based on an affordable, on-demand model that allows small businesses to simply interact with customers, business partners and vendors and efficiently manage their businesses. Innuity delivers its on-demand applications through its Internet technology platform, Innuity Velocity™. The Velocity technology platform enables use-based pricing, provides the opportunity to choose applications individually or as an integrated suite and ensures minimum start-up costs and maintenance. For more information on Innuity, go to www.innuity.com.
Forward-Looking Statements
This release contains information about management’s view of Innuity’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of factors, including, but not limited to, risks and uncertainties associated with our ability to develop or offer additional Internet technology applications and solutions in a timely and cost-effective manner. If we are unable to develop, license, acquire or otherwise offer through arrangements with third parties the additional services that our customers desire, or if any of our existing or future relationships with these third parties were to be terminated, we could lose our ability to provide key Internet technology solutions at cost-effective prices to our customers, which could hinder our ability to introduce new products and services and could cause our revenues to decline. Additional risks and uncertainties include our financial condition and those other risk factors described in our quarterly reports on Form 10-QSB, our annual report on Form 10-KSB, and other documents we file periodically with the Securities and Exchange Commission.
IR contact:
Jordan Silverstein
The Investor Relations Group
212-825-3120 (office)
jsilverstein@investorrelationsgroup.com
Company contact:
Shivonne Byrne
Innuity, Inc.
425-968-0306 (office)
shivonne@innuity.com

INNUITY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2007	2006

	(Unaudited)

ASSETS

Current Assets
Cash and cash equivalents	$232,519	$307,483
Settlement deposits	637,547	467,078
Settlement receivable, net	143,955	173,098
Trade accounts receivable, net	1,357,729	1,318,773
Inventories, net	460,151	486,736
Other current assets	178,437	184,891

Total Current Assets	3,010,338	2,938,059

Property and equipment, net	821,091	901,318
Intangible Assets, net	1,419,995	1,670,582
Goodwill	1,833,220	1,833,220

Total Assets	$7,084,644	$7,343,179

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Trade accounts payable	$2,890,704	$2,587,227
Accrued salaries and wages	580,758	612,745
Merchant settlement payable	793,962	453,596
Accrued liabilities	934,205	1,229,872
Deferred revenues	3,315,538	2,543,397
Line of credit	549,940	699,365
Related party notes payable, current portion, net of discount	377,300	658,105
Long-term debt, current portion	1,194,529	1,294,529
Capital lease obligations, current portion	145,850	142,972

Total Current Liabilities	10,782,786	10,221,808

Long-Term Liabilities
Related party notes payable, net of discount	372,981	330,832
Long-term debt	156,714	180,126
Capital lease obligations	152,483	190,024

Total Long-Term Liabilities	682,178	700,982

Total Liabilities	11,464,964	10,922,790

Stockholders’ Deficit	(4,380,320)	(3,579,611)
Total Liabilities and Stockholders’ Deficit	$7,084,644	$7,343,179

INNUITY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For the Three Months Ending March 31,	2007	2006

Revenues
Product sales	$2,112,871	$1,899,841

Services	3,173,870	3,058,030

Total revenues	5,286,741	4,957,871

Operating expenses

Cost of product sales	1,643,973	1,560,053

Cost of services	1,814,721	1,711,945

General and administrative	1,329,874	1,483,060

Selling and marketing	1,243,171	1,352,186
Research and development	461,165	364,445

Royalty expense	—	415,748

Amortization expense	250,587	254,336

Loss from operations	(1,456,750)	(2,183,902)

Other income (expense)

Other income	—	67,387

Interest expense	(97,955)	(339,842)

Total other income (expense)	(97,955)	(272,455)

Net Loss	$(1,554,705)	$(2,456,357)

Basic and Diluted Loss Per Common Share	$(0.07)	$(0.13)

Basic and Diluted Weighted-Average

Common Shares Outstanding	21,446,188	18,291,089